Exhibit 6.5

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of January 1, 2010 (the “Effective Date) by and between RYCA International, Inc., a Delaware corporation (“RYCA” or the “Company”) and Gerald K. Brewer, an individual (“Consultant”).

In consideration of the mutual promises contained herein, the Company and Consultant agree as follows:

1.            Scope of Activity. Consultant agrees to engage in the activities and to carry out the projects and functions specified on the Description of Work attached hereto as Exhibit A, on the terms and conditions set forth herein and on such Description of Work (the “Services”). The parties may amend Exhibit A from time to time to add additional Services or projects to the Description of Work, or to amend the terms of existing Services or projects, provided that any such amendment to Exhibit A must be executed by both parties. Consultant represents, warrants and covenants that Consultant will perform the Services under this Agreement in a timely, professional and workmanlike manner and that all materials and deliverables provided to Company will comply with the requirements set forth in the Description of Work.

2.            Payment for Services. In consideration for Consultant’s Services, the Company shall pay Consultant the fees and other compensation set forth on Exhibit A, subject to the limitations, terms and conditions therein. The parties agree that the compensation referred to in this Section 2 constitute full and complete consideration for Consultant’s performance of the Services hereunder, for all rights acquired by the Company, and all of Consultant’s representations, warranties, and agreements hereunder. RYCA shall also reimburse Consultant for reasonable and necessary, pre-approved, out-of-pocket expenses in connection with the Services furnished hereunder. Consultant will submit monthly invoices to RYCA electronically for the Services rendered and any pre-approved expenses incurred within 7 business days after the last business day of the preceding month. RYCA shall remit payment 30 days following receipt of such an invoice.

3.	Term and Termination.

(a)                This Agreement shall commence on the Effective Date and remain in effect for a term of 1 year, unless earlier terminated in accordance with this Section 3. Thereafter, this Agreement may be extended by mutual agreement in writing by the parties.

(b)                Subject to the terms of Section 3(d), this Agreement may be terminated immediately by either party if the other party is in breach of this agreement and fails to correct such breach within 10 days of written notice of such breach if such breach is not cured within such 10-day period. A breach giving rise to termination of this Agreement may include failure by the Company to pay any amount due to Consultant hereunder, and may include Consultant not performing the Services in compliance with the Description of Work or failure to perform such Services in conformity with the Company’s reasonable standards.

(c)                This Agreement may be terminated by either party for convenience, with or without cause, upon 30 days’ prior written notice to the other party.

(d)                In addition, (i) the Company may immediately terminate this Agreement in the event of any breach by Consultant of the obligations contained in Sections 5, 6, 7 or 8 hereof, and (ii) each party may immediately terminate the Agreement if the other party dissolves, liquidates, ceases to conduct business, or becomes insolvent or seeks protection pursuant to any bankruptcy, receivership, trust deed, creditors arrangement or comparable proceeding, or such proceeding is instituted against such other party and not dismissed within 60 days.

4.	Relationship of Parties.

(a)                It is agreed that Consultant’s services are made available to the Company on the basis that Consultant shall retain Consultant’s individual professional status and is an independent contractor to the Company and not a Company employee. Nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Consultant shall use Consultant’s own discretion in performing the tasks assigned, subject to the general direction of the Company and subject to the express condition that Consultant shall at all times comply with applicable law. Consultant shall supply all of the tools and materials required for performance of the Services, and shall work out of Consultant’s offices to the extent practicable.

(b)                Consultant will not be eligible for any Company employee benefits and the Company will not make deductions from its fees to Consultant for taxes, insurance, bonds or any other subscription of any kind. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.

(c)                Consultant acknowledges and agrees that Consultant is obligated to report as income and pay all applicable taxes in a timely manner on all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to indemnify, hold harmless and defend the Company to the extent of any obligation imposed on the Company to pay any withholding taxes, social security, workers’ compensation, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to Consultant by the Company pursuant to this Agreement or imposed upon the Company in the event Consultant is determined not to be an independent contractor.

(d)                If required by law, Consultant shall maintain workers’ compensation, health insurance and disability insurance, as well as adequate insurance to protect itself from and indemnify the Company against claims giving rise to any indemnification under this Section 4.

5.	Confidentiality.

(a)                “Confidential Information” means the proprietary information, technical data, trade secrets or know-how, including, but not limited to, ideas, works of authorship, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company or any affiliate of the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. Confidential information includes the foregoing regardless of whether such information relates to the Services, and includes information observed or overheard while Consultant is performing Services. Confidential Information does not include information which (i) has become publicly known and made generally available through no wrongful act of Consultant, or (ii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

(b)                Consultant shall hold all Confidential Information in the strictest confidence and shall not, during or subsequent to the term of this Agreement, disclose any Confidential Information to any third parties nor use the Confidential Information for any purpose whatsoever other than the performance on behalf of the Company of the Services. Without the Company’s prior written approval, Consultant shall not directly or indirectly disclose to anyone the terms and conditions of this Agreement, except for Consultant’s legal advisors and financial/accounting advisors.

(c)                Consultant shall not, during the term of this Agreement, improperly use or disclose any trade secrets of any former or current employer or other person or entity with whom Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence, if any, and Consultant shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

(d)                Consultant recognizes that the Company has received and, in the future, shall receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreements with such third parties, provided the terms of such agreements are disclosed to Consultant.

(e)                Upon the termination of this Agreement, or upon the Company’s earlier request, Consultant shall deliver to the Company all of the Company’s property and Confidential Information in tangible form and all copies thereof that Consultant may have in Consultant’s possession or control and shall erase such material from all computer memories and storage devices within Consultant’s possession or control.

6.	Ownership.

(a)                Consultant agrees that with respect to all Services performed by Consultant hereunder in the future, all inventions, works of authorship, notes, drawings, designs, inventions, improvements, developments, discoveries, trade secrets, know-how, ideas, concepts, compilations, customer information and other commercially valuable information, as well as all derivatives and modifications thereof and thereto conceived, made or discovered by Consultant, solely or in collaboration with others, relating to, arising out of, or resulting from such Services (collectively, “Work Product”), as well as all copyrights, trademarks, patents and other intellectual property rights therein and thereto, are the sole property of the Company. Consultant agrees to maintain adequate and current records of all Work Product, which records shall be and remain the property of the Company. Consultant agrees to promptly disclose and describe to Company all Work Product. Consultant agrees to assign (or cause to be assigned) and does hereby irrevocably assign fully to the Company all right, title and interest in such Work Product and any copyrights, trademarks, patents, or other intellectual property rights relating thereto. To the extent any of the rights, title and interest in and to any Work Product cannot be assigned by Consultant to Company, Consultant hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, such Work Product. To the extent any of the rights, title and interest in and to any Work Product can neither be assigned nor licensed by Consultant to Company, Consultant hereby irrevocably waives and agrees never to assert the non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers. Notwithstanding anything to the contrary herein, the Company shall have no obligation to use the Services or Work Product or to continue such use if commenced.

(b)                Consultant hereby waives, and agrees not to assert, any and all so-called “moral rights”, including the right to identification of authorship or limitation on subsequent modification, that Consultant has or may have in any materials or other deliverables assigned to the Company hereunder. Consultant has attached hereto, as Exhibit B, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by Consultant prior to the date hereof, that belong to Consultant and that relate to the Company’s proposed business and products, and that are not assigned to the Company; or if such list is not attached or left blank, Consultant represents that there are no such inventions, original works of authorship, developments, improvements, and trade secrets.

(c)                Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Product and any copyrights, trademarks, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product, and any copyrights, trademarks, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement. If Company is unable for any reason to secure Consultant’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Work Product as provided under this Agreement, Consultant hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on Consultant’s behalf and instead of Consultant to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights in, to and under any Work Product, all with the same legal force and effect as if executed by Consultant. The foregoing is deemed a power coupled with an interest and is irrevocable.

7.	Originality and Non-infringement.

(a)                Consultant represents and warrants that (i) Consultant has the right to enter into and fully perform this Agreement and to grant the rights granted hereunder, (ii) Consultant has the experience and skill to fully perform this Agreement, (iii) the Work Product and all materials and Services provided by Consultant hereunder shall be original with Consultant and the use thereof by the Company or its assignees, licensees, customers, representatives, or distributors will not infringe any copyright, trade secret, patent or other intellectual property right of any third party, and (iv) no other rights, licenses, or permissions are required from any third party nor are any payments required to be made to any third party with respect to the Work Product, the Services, and the rights granted to the Company herein, including without limitation any unions or guilds.

(b)                Consultant agrees to indemnify and hold the Company harmless against any liability, loss, cost, damage, claims, demands or expenses (including reasonable outside attorney’s fees) of the Company or its affiliates, assignees, licensees, customers, representatives, or distributors arising out of any breach of any of the foregoing representations and warranties, any alleged breach by Consultant of any services agreement between Consultant and any third party or any act of gross negligence or willful misconduct by Consultant.

8.            No Conflicts. During the term of this Agreement, Consultant will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations, or the scope of Services to be rendered for the Company, under this Agreement. Consultant warrants that, to the best of Consultant’s knowledge, there is no other existing contract or duty on Consultant’s part that conflicts with or is inconsistent with this Agreement. The Company and Consultant agree that Consultant is free to engage in other employment or consulting activity during the term of this Agreement, provided that such activity is not inconsistent with or in conflict with any provision hereof.

9.            Business Conduct and Ethics. Consultants and other service providers must maintain the confidentiality of any information entrusted to them by the Company or its customers, and any other confidential information about the Company that comes to them, from whatever source. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. The Company encourages the reporting of illegal or unethical behavior and encourages its consultants and other service providers to speak with the appropriate Company personnel about the best course of action in a particular situation, whether that be violations of laws, rules or regulations or concerns regarding the company’s business or operations.

10.	Miscellaneous.

(a)                Assignment. Neither party to this Agreement may assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign this agreement or any of its rights or obligations hereunder to any affiliate of the Company and any successor in interest to the Company’s business.

(b)                Equitable Relief. Because Consultant shall have access to and become acquainted with Confidential Information and other proprietary information of the Company, Consultant acknowledges that breach of any of the provisions of this Agreement by Consultant shall result in irreparable harm to the Company, and Consultant agrees that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have.

(c)                Governing Law; Consent to Jurisdiction. This Agreement and any action related thereto shall be governed, controlled and construed by and under the laws of the State of California, without giving effect to its conflicts of laws principles. The parties hereto each hereby submits herself or itself for the sole purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state or federal courts of competent jurisdiction in the State of California.

(d)                Miscellaneous. This Agreement represents the entire agreement between the parties relating to the subject matter. No waiver or modification of this Agreement shall be valid unless in writing signed by each party. The waiver of a breach of any term hereof shall in no way be construed as a waiver of any other term or breach hereof. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect. If there is any conflict between the terms of this Agreement and the BAA, the terms of this Agreement shall govern. Neither party shall have any liability for its failure to perform its obligations hereunder when due to circumstances beyond its reasonable control. This Agreement shall inure to the benefit of and be binding upon each party’s successors and assigns.

(e)                Notices. Any notice required or permitted hereunder shall be given to the appropriate party at the address specified beneath such party’s signature below or at such other address as the party may hereafter specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address, five business days after the date of mailing if sent by certified or registered U.S. mail, or two business days after the date of deposit with Federal Express or similar overnight courier.

(f)                 Survival of Terms. The provisions of paragraphs 4, 5, 6, 7, 8, 9 and 10 hereof shall survive termination of this Agreement.

(g)                Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signature or by other electronic means, which shall be accepted as if they were original signatures.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth above.

RYCA, INC.		GERALD K. BREWER
Address: 8300 McConnell Avenue
Los Angeles, CA 90045

By:	/s/ Ryan Schwartz	By:	/s/ Gerald K. Brewer
Name:	Ryan Schwartz
Title:	CEO

[Signature Page to Consulting Agreement]

EXHIBIT A

Description of Work and Compensation

Work: Consultant shall provide the following Services pursuant to this Agreement, as well as such other Services as may be reasonably requested by the Company from time to time:

☐	Oversee Engineering

☐	Assist with QMS aspects of the Company

☐	Assist with intellectual property matters

☐	Assist in other Company related activities as deem appropriate

Reporting: Consultant shall report to, and shall receive project directions from:

Ryan Schwartz, CEO

Compensation:

•	Flat Rate to be agreed upon every 3 months based on RYCA’s financial situation
•	Up to 40 hours per week, as needed by RYCA

AMENDMENT OF CONSULTING AGREEMENT

The undersigned, parties to a consulting agreement (the "Agreement") dated as of January 1, 2010 hereby acknowledge that the Agreement has been in full force and effect from the Effective Date through the date hereof and agreed that the Agreement shall continue in effect until the upcoming anniversary of the Effective Date. For and in consideration of the mutual promises herein contained and other good and valuable consideration, the parties hereto agree to amend the Agreement by replacing the second sentence of Section 3(a) with the following:

"Thereafter, this Agreement will automatically renew on each anniversary of the Effective Date for successive one-year terms, unless and until terminated in accordance with this Section 3."

This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This amendment may be executed by facsimile signature or by other electronic means , which shall be accepted as if they were original signatures.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of September 23, 2020.

RYCA, INC.		GERALD K. BREWER
Address: 8300 McConnell Avenue
Los Angeles, CA 90045

By:	/s/ Ryan Schwartz	By:	/s/ Gerald K. Brewer
Name:	Ryan Schwartz
Title:	CEO